UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 5, 2015

NeuStar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32548	52-2141938
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21575 Ridgetop Circle Sterling, Virginia		20166
(Address of principal executive offices)		(Zip Code)

(571) 434-5400

(Registrant’s telephone number, including area code.)

N/A

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Securities Purchase Agreement

On November 5, 2015, NeuStar, Inc. (“NeuStar”), a Delaware corporation, MarketShare Partners, LLC, a Delaware limited liability company, (“MarketShare”), the holders of outstanding limited liability company interests (“Units”) of MarketShare and the shareholders of Elevation MSP Blocker Corp. and FTV-MS Investment Inc. (each a “Seller” and, collectively, the “Sellers”), the holders of warrants to purchase limited liability company interests of MarketShare (the “Warrant Holders”), and Shareholder Representative Services LLC, solely in its capacity as the sellers representative, entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”).

Under the Securities Purchase Agreement, NeuStar will purchase all outstanding Units of MarketShare except for the Units owned by Elevation MSP Blocker Corp. and FTV-MS Investment Inc. (the “Blocker Corporations”). NeuStar will also purchase all outstanding shares of the Blocker Corporations. Thus, NeuStar will acquire, directly or indirectly, 100% of the Units of MarketShare.

The Securities Purchase Agreement contains customary representations, warranties and covenants.

The consummation of the transactions contemplated by the Securities Purchase Agreement (the “Acquisition”) is subject to customary conditions, including without limitation, (i) expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “Hart-Scott-Rodino Act”), (ii) receipt of key third party consents, (iii) retention of a certain number of key MarketShare employees until closing, and (iv) absence of a material adverse effect on MarketShare. The Acquisition is not conditioned upon NeuStar’s receipt of financing.

The purchase price payable by NeuStar is $450 million, determined on a “cash-free, debt-free” basis. A portion of the purchase price due to Jon Vein and Wesley Nichols, the founders of MarketShare, will be paid in shares of NeuStar Class A Common Stock, which shares will be subject to certain restrictions. Of the $450 million purchase price, $45 million will be deposited in a separate indemnity escrow account at closing and will be available to satisfy post-closing indemnification claims.

The Securities Purchase Agreement contains certain customary termination rights for NeuStar and the Sellers. NeuStar or the Sellers may terminate the Securities Purchase Agreement if the Acquisition is not completed by February 1, 2016.

The Acquisition is currently expected to close in the fourth quarter of 2015, pending approval under the Hart-Scott-Rodino Act.

The above description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement. The representations and warranties contained in the Securities Purchase Agreement were made for the purpose of, among other things, allocating contractual risk between the parties to the Securities Purchase Agreement and should not be viewed or relied upon as a disclosure of factual information relating to MarketShare or the Blocker Corporations. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Securities Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures. The Securities Purchase Agreement is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 8.01. Other Events.

Debt Financing Commitment

Morgan Stanley Senior Funding, Inc. (“MSSF”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), J.P. Morgan Chase Bank, N.A. (“JPM”) and Royal Bank of Canada (“RBC”; and together with MSSF, BTMU and JPM, the “Commitment Parties”) have committed to provide to NeuStar an incremental $350 million senior secured term loan facility (the “Incremental Facility”) under that certain Credit Agreement dated as of January 22, 2013 (the “Existing Credit Facility”), among NeuStar, MSSF, as administrative agent and the other lender and agent parties and guarantors party thereto. The proceeds from the Incremental Facility will be used to (i) fund a portion of the cash consideration in the Acquisition, (ii) pay the fees and expenses incurred in connection with the Acquisition and (iii) provide for the ongoing working capital and general corporate needs of NeuStar. The commitment is subject to customary conditions precedent, including but not limited to (i) the absence of a Company Material Adverse Effect (as defined in the Securities Purchase Agreement), and (ii) the negotiation, execution, and delivery of definitive financing documentation.

On November 5, 2015, NeuStar issued a press release announcing the above-mentioned Acquisition. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as part of this Report.

Exhibit No.	Description

2.1	Securities Purchase Agreement, dated as of November 5, 2015, by and among NeuStar, MarketShare, the Sellers, the Warrant Holders, and Shareholder Representative Services LLC, as the Sellers Representative

99.1	Press Release, dated November 5, 2015, announcing that NeuStar has entered into the Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuStar, Inc.

Date: November 5, 2015	By:	/s/ Paul S. Lalljie
Name: Paul S. Lalljie
Title: Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

2.1	Securities Purchase Agreement, dated as of November 5, 2015, by and among NeuStar, MarketShare, the Sellers, the Warrant Holders, and Shareholder Representative Services LLC, as the Sellers Representative

99.1	Press Release, dated November 5, 2015, announcing that NeuStar has entered into the Securities Purchase Agreement